EXHIBIT 10.10



                                                     January 14, 2003


Mr. H. William Willoughby
16589 Edwards Shop Road
Remington, VA  22734

                            Re: Employment Agreement

Dear Mr. Willoughby:

     Reference is hereby made to that certain Employment Agreement (the "Agreement") dated as of June 29, 2001 by and between CRIIMI MAE INC. (the "Corporation") and you. This letter is to confirm our agreement that the transaction contemplated by and between the Corporation and Brascan Real Estate Financial Investments LLC (the "Transaction") shall be treated as if it is (although the Transaction is not) a "change in control" transaction solely for the purposes of triggering the Involuntary Resignation provision of the Agreement and accelerating the vesting of options under the applicable option agreements. Accordingly, as a result of such treatment, the Agreement shall be terminated effective upon the occurrence of the Escrow Release pursuant to
Section 5(b) of that certain Escrow Agreement dated as of January 14, 2003, by and among CRIIMI MAE Inc., Brascan Real Estate Financial Investments LLC, Bear Stearns International Limited and LaSalle Bank N.A. (the "Effective Date"), and, at such time, you shall be entitled to receive the following, which you hereby acknowledge is more than what you would otherwise be entitled to receive under the terms of the Agreement:

          1. Severance compensation equal to your Base Salary then in effect for eighteen (18) months from the Effective Date;
          2. All rights and benefits accrued or earned by you under Sections 3.6 (Pension, Profit-Sharing, Retirement and Other Benefit Plans) and 3.7 (Vacation and Sick Leave) of the Agreement as of the Effective Date;
          3. The amount of any bonuses (including, without limitation, the reorganization bonus) earned by you during the term of the Agreement;
          4. The expense allowance provided for in Section 3.9 of the Agreement;
          5. Any unpaid Base Salary earned by you through the Effective Date;
          6. The rights and benefits, if any, provided by any insurance policies in accordance with their terms for eighteen (18) months from the Effective Date, including the right, if you have not already done so, to acquire or designate ownership and control of such policies;
          7. Office space at a location in C.R.I., Inc.'s, a Delaware corporation ("C.R.I."), headquarters and reasonable secretarial assistance until the earlier of: one (1) year from the Effective Date or the date, if ever, you begin full time employment with another employer (other than with C.R.I.); and
          8. Accelerated vesting of all options.

     You, severally, for yourself and your heirs, personal representatives, executors, administrators, successors, assigns and all other persons acting on your behalf or claiming under you (separately and collectively, the "Releasors") agree that, in consideration of the payments and consideration described above, you shall, and hereby do, forever and irrevocably release, remise, acquit, exonerate and discharge the Corporation, its officers, directors, employees, independent contractors, agents, affiliates,
parents,  subsidiaries,   divisions,  predecessors,   purchasers,  assigns,
representatives, successors, successors in interest and customers (collectively, the "Releasees") from any and all claims, actions, causes of action, damages, demands, debts, defenses, grievances, obligations, contracts, promises, covenants, judgments, costs, expenses (including, without limitation, attorneys'
fees), counterclaims and liabilities, known or unknown, whatsoever which any of the Releasors now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising out of or relating to the Agreement, your employment and separation of employment from the Corporation, but excluding those rights arising out of or with respect to this Letter Agreement. You expressly acknowledge that this release includes, but is not limited to, tort and contract claims, wrongful discharge claims, arbitration claims, statutory claims, compensation claims, claims under any state, local or federal wage and hour law or wage collection law, and claims of discrimination or harassment based on age, race, color, sex, religion, handicap, disability, national origin, ancestry, citizenship, marital status, or any other claim of employment discrimination, retaliation or harassment under Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. Section 2000e et seq.), the Employee Retirement Income Security Act (29 U.S.C. Section 1001 et seq.), the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. Section 1161 et seq.), the Americans With Disabilities Act (42 U.S.C. Section 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. Section 701 et seq.), the Family and Medical Leave Act (29 U.S.C. Section 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. Section 201 et seq.), the Annotated Code of Maryland, and any other law, statute, regulation or ordinance prohibiting employment discrimination or relating to the employment relationship.

     If the foregoing accurately reflects your understanding and constitutes the agreement of the parties, please sign below, evidencing your acceptance and agreement with the foregoing, and return one copy of this Letter Agreement to the Corporation.

                                 Very truly yours,

                                 CRIIMI MAE INC.


                                 /s/David B. Iannarone
                                 ----------------------------------
                                 Name:  David B. Iannarone
                                 Title:  Executive Vice President

     THE UNDERSIGNED hereby agrees to the foregoing on this 14th day of January, 2003.



                                         /s/H. William Willoughby
                                         ---------------------------------
                                         H. William Willoughby